EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of July 14, 2009 (the “Effective Date”), between WindTamer Corporation, a New York corporation (the “Company”), and Gerald Brock (“Executive”).

R E C I T A L S:

WHEREAS, the Company desires to engage the Executive, and the Executive wishes to serve the Company on the terms and conditions set forth below.

P R O V I S I O N S:

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.           Employment; Duties.

(a)           The Company hereby agrees to employ Executive as its Chief Executive Officer.  Executive hereby accepts such employment.  Executive will report to the Company’s Board of Directors.  Executive will perform those duties and have such authority and powers as are customarily associated with his position and such other duties as the Board of Directors may reasonably request from time to time.

(b)           During the Term, the Executive shall, on a full time basis, use his skills and render services to the best of his abilities on behalf of the Company.

(c)           During the Term, the Executive and the Company may mutually agree to have the Company employ Executive with a title other than Chief Executive Officer and with such duties as are customarily associated with such title.

2.           Term.                      The term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue for three (3) years from the Effective Date unless otherwise terminated as provided herein (together with any Renewal Term, as hereafter defined, shall be referred to as the “Term”).   This Agreement shall automatically be extended for successive one (1) year terms pursuant to the terms and conditions of this Agreement (each, a “Renewal Term”), unless otherwise terminated by written notice from one party to the other no less than sixty (60) days prior to the end of the Term or any subsequent Renewal Term.

3.           Compensation.

(a)           Annual Salary.  In consideration for the services rendered by Executive on behalf of the Company during the Term, the Company shall pay Executive, commencing on the Effective Date, an annual salary equal to $192,540 (the “Base Salary”), payable in accordance with the Company’s regular payroll practices.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable federal, state and local withholding and payroll taxes.

(b)           Bonuses.   In addition to his Base Salary, Executive shall be eligible to receive a bonus in an amount, if any, determined by the Company’s Board of Directors based upon the financial performance of the Company to be paid only out of positive EBITDA of the Company.

4.           Benefits.  In addition to the compensation set forth above, the Company shall provide Executive with the following benefits during the Term:

(a)           Executive shall be entitled to three (3) weeks of vacation during each calendar year (pro-rated for any partial calendar year) that he is employed hereunder during which vacation his annual salary shall be paid in full.  Any vacation not taken by Executive shall not carryover into the succeeding year.  All unused and accrued vacation shall be paid to Executive (or his estate) upon Executive’ termination of employment. Such vacation may only be taken with the express written pre-approval from the Chief Executive Officer and at such time or times as are not inconsistent with the reasonable business needs of the Company.

(b)           The Company shall provide Executive with up to 5 days of paid sick leave each calendar year (pro-rated for any partial calendar year); unused sick days shall not carryover into the succeeding year.  The Company also shall provide Executive with holiday pay as provided by the Company to its other executives.

(c)           The Company shall make available family medical insurance for Executive under the medical insurance plan provided to other executives of the Company or a substantially similar plan. In addition, Executive and his dependents shall be entitled to participate in such other benefits as may be extended to active employees of the Company and their dependents including retirement, 401(k), group insurance, hospitalization, medical or other benefits made available by the Company to its employees generally.  Further, in the event that the Company desires to obtain “key man” life insurance on the life of Executive during the term, Executive shall cooperate with the Company in obtaining such insurance.

           5.           Expenses.  Executive will be reimbursed for all ordinary and necessary business expenses incurred by him in connection with his employment (including without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company) upon submission by Executive of receipts and other documentation in accordance with the Company’s normal reimbursement procedures.

6.           Confidential Information. Executive shall not, during the Term or at anytime during the five (5) years after termination of his employment, disclose, except as required or necessary in the course of his employment by the Company or as otherwise authorized by the Company, any Confidential Information (as defined herein).  “Confidential Information” shall mean any information existing as of the date of this Agreement, or thereafter developed, in which the Company has a proprietary interest, including, but not limited to, information relating to its patents, technology, research and development, technical data, trade secrets, know-how, products, services, finances, operations, sales and marketing, customers and customer information, licenses, orders for the purchase or sale of products, personnel matters and/or other information relating to the Company, whether communicated orally, electronically or in writing, or otherwise obtained by Executive as a result of his employment, or through observation or examination of the Company’s business.

7.           Non-Competition Covenant; Non Solicitation Covenant.

(a)           During the Term and for a period of two years thereafter (the “Restricted Period”), Executive agrees that he will not, directly or indirectly (including, without limitation, whether as consultant, an officer, employee or director), engage in, or have any interest in any person, firm, corporation, business or other entity (as an officer, director, employee, agent, stockholder, or other security holder, creditor, consultant or otherwise) that engages in any business activity where a substantial aspect of the business of the Company is conducted, or planned to be conducted, at any time during the Restricted Period, which business activity is the same as, similar to or competitive with the Company as the same may be conducted from time to time.

(b)           Notwithstanding anything herein to the contrary, Executive shall not be prevented or limited from (i) investing in the stock or other securities of any corporation whose stock or securities are publicly owned and regularly traded on any public exchange, (ii) serving as a director, officer or member of professional, trade, charitable and civic organizations, or (iii) passively investing (not to exceed being a beneficial owner of more than 3% of the outstanding Common Stock) his assets in such a form and manner as will not conflict with the terms of this Agreement and will not require services (whether as consultant, an officer, employee or director) on the part of Executive in the operation of the business of the entities in which such investments are made.

(c)           In furtherance of the foregoing, Executive shall not, during the Restricted Period, directly or indirectly, in connection with any business that engages in any business activity where a substantial aspect of the business of the Company is conducted, or planned to be conducted, at any time during the Restricted Period, which business activity is the same as, similar to or competitive with the Company as the same may be conducted from time to time, solicit any customer or employee of the Company who was a customer or employee of the Company during the tenure of his employment.

(d)           Executive agrees that the prohibitions contained herein are reasonable and valuable to the Company, and are express conditions of the Company’s decision to employ him. If any court shall hold that the duration, scope or any other provision of non-competition or any other restriction contained in this Section 7 is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefore.

8.           Termination of Agreement.  This Agreement shall terminate upon the occurrence of the following events:

(a)           This Agreement shall terminate upon Executive’s death.

(b)           The Company may terminate this Agreement upon Executive’s “total disability” (“Disability”), which shall mean incapacity due to physical or mental illness or disability, which renders him absent, or unable to perform his duties hereunder on a full time basis for a period of six (6) months, whether consecutive or cumulative, within any twelve (12) month period.

(c)           The Company may terminate this Agreement for “Good Cause” as defined below upon thirty (30) days prior written notice to Executive, which notice shall specify the reason(s) for termination.  For purposes of this Agreement, “Good Cause” means (i) willful disobedience by the Executive of a material and lawful instruction of the Board of Directors or Chief Executive Officer of the Company; (ii) conviction of the Executive of any misdemeanor involving fraud or embezzlement or similar crime or any felony; (iii) an order is entered by the Securities and Exchange Commission, a state regulatory agency or an exchange on which the Company’s securities are traded finding that Executive has violated the securities laws; (iv) breach by the Employee of any material term, condition or covenant of this Agreement; (v) excessive absences from work, other than for illness or Disability, in the case of breach which is capable of being cured, is not cured within thirty (30) days after Company has provided Executive with written notice thereof.

(d)           This Agreement may be terminated upon the mutual agreement of Company and Executive.

9.	Obligations Following Termination of Agreement.

(a)           If this Agreement is terminated pursuant to Section 8, the Company shall have no obligation to pay any Severance Payments (as defined below) or benefits to Executive; provided, however, Company shall be obligated to pay Executive (or in the case of his death, his spouse, estate or representative) all unpaid salary, earned bonuses, vacation and other benefits accrued through the date of termination of this Agreement and shall provide such other benefits, such as health insurance continuation coverage under COBRA, as may be required by law.

(b)           If this Agreement is terminated by Company without “Good Cause” as defined in Section 8:

(i)           Executive shall be paid all unpaid salary, earned bonuses, vacation and other benefits accrued through the date of termination and shall receive such other benefits, such as health insurance continuation coverage under COBRA, as may be required by law;

(ii)           Executive shall receive as severance payment an amount equal to six (6) months of Executive’s annual salary on normal pay dates in accordance with the Company’s pay policies in effect prior to termination date.  In addition, for the six (6) month period immediately after the termination of this Agreement, Company shall continue to provide and pay the premium for the health insurance provided to Executive (and his family, if applicable) immediately prior to the termination of this Agreement (collectively, the payments under this clause (ii) are referred to as “Severance Payments”);

(iii)           Executive shall not be required to mitigate damages of the amount of any salary continuation payments provided for under this Section by seeking other employment or otherwise, nor shall the amount of any payments provided for under this Section be reduced by any compensation earned by Executive as a result of employment by another employer or by any self employment after the date of termination;

10.           Indemnification. The Company shall, to the maximum extent permitted by law, indemnify and hold harmless Executive against any and all damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees, judgments, fines, expenses, fees, losses, claims, settlements, and other amounts actually and reasonably incurred in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, arising by reason of Executive’ employment by, or provision of services to, the Company other than the willful violation of law by Executive.  The Company agrees to obtain Directors and Officers Liability insurance, and to include Executive in the coverage of this policy during the term of this Agreement.  The Company shall promptly advance, prior to the final disposition of any proceeding, promptly following request therefor, all fees and expenses incurred by Executive in connection with such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay said amounts if it shall be determined ultimately that Executive is not entitled to be indemnified under the provisions of this Agreement.

11.           Work-for Hire.  Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Executive by the Company, and free of any additional obligations of the Company to make additional payment to him, Executive agrees to irrevocably assign to the Company any and all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protected by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Executive prior to the termination of his employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment.  Executive agrees that all such inventions, software, manuscripts, documentation, improvement, trade secrets or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire.  Executive hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company Executive’ attorney-in-fact with full powers to execute such document itself in the event Executive fails or is unable to provide the Company with such signed documents.  This provision does not apply to an invention for which no equipment, supplies, facility, or intellectual property or trade secret information of the Company was used and which was developed entirely on Executive’ own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company.

12.           Miscellaneous.

(a)           This Agreement:

(i)           shall constitute the entire agreement between the parties hereto and supersedes all prior agreements, written or oral, concerning the subject matter herein between the Company and the Executive and there are no oral understandings, statements or stipulations bearing upon the effect of this Agreement which have not been incorporated herein;

(ii)           may be modified or amended only by a written instrument signed by each of the parties hereto;

(iii)           shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns; and

(iv)           may not be assigned by either party without a written agreement signed by all parties hereto.  Any assignment not signed by all parties is null and void.

(b)           If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear.  The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(c)           This Agreement shall be construed in accordance with and governed by the laws of the State of New York without reference to conflict of laws principles.  Any litigation involving this Agreement shall be adjudicated in a court with jurisdiction located in Livingston County, New York and the parties irrevocably consent to the personal jurisdiction and venue of such court.

(d)           All notices and other communications under this Agreement must be in writing and must be given by personal delivery or first class mail, certified or registered with return receipt requested, or by overnight currier service and will be deemed to have been duly given upon receipt if personally delivered, five (5) days after mailing, if mailed, or upon delivery if sent by overnight courier service, to the respective persons named below:

If to the Company:

Attn:  Chief Financial Officer
WindTamer Corporation
156 Court Street
Geneseo, NY 14454

If to Executive:

PO Box 460
Livonia, NY  14487

Any party may change such party’s address for notices by notice duly given pursuant to this Section.

(e)           In the event of litigation to enforce the terms and conditions of this Agreement, the losing party agrees to pay the substantially prevailing party’s costs and expenses incurred including, without limitation, reasonable attorneys’ fees.

(f)           This Agreement may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties may execute this Agreement by facsimile signature.

(g)           Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

(h)           If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

(i)           EXECUTIVE AND THE COMPANY HAVE EACH BEEN ADVISED THAT IT IS IMPORTANT FOR EACH OF THEM TO SEEK SEPARATE LEGAL ADVICE AND REPRESENTATION IN THIS MATTER.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WINDTAMER CORPORATION

By:	/s/ John Schwartz
Name: John Schwartz
Title: Chief Operating Officer

/s/ Gerald Brock
Gerald Brock